WALKERS	Exhibit 5.1

23 January 2014	Our Ref: HDA/ca/F1854-121651

CHC Group Ltd. c/o Intertrust Corporate Services (Cayman) Limited 90 Elgin Avenue George Town Grand Cayman KY1-9005 Cayman Islands

Dear Sirs

CHC GROUP LTD.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration by CHC Group Ltd. (the “Company”), of up to an aggregate of 10,312,015 ordinary shares of par value US$0.0001 per share in the capital of the Company (the “Shares”), including (a) 7,500,000 ordinary shares pursuant to the CHC Group Ltd. 2013 Omnibus Incentive Plan and (b) 2,812,015 ordinary shares pursuant to the CHC Group Ltd. 2013 Employee Share Purchase Plan under the United States Securities Act of 1933, as amended (the “Securities Act”) and pursuant to the terms of the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, we give the following opinion in relation to the matters set out below.

1.	The Shares, as contemplated by the Registration Statement and the Related Prospectuses (as each such term is defined in Schedule 1), have been duly authorised by all necessary corporate action of the Company and upon the issue of the Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Shares have been credited as fully paid), delivery and payment therefore in accordance with the Memorandum and Articles of Association (as defined in Schedule 1), and in the manner contemplated by each of the Plans (as defined in Schedule 1), the Shares will be validly created, legally issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holder thereof by the Company).

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

10958118.3 F1854.121651

WALKERS

The foregoing opinion is given based on the following assumptions:

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents are genuine and are those of a person or persons given power to execute the Documents under the Resolutions (as defined in Schedule 1). All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

3.	The choice of Delaware law as the governing law of the OIP has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of Delaware as a matter of Delaware law and all other relevant laws (other than the laws of the Cayman Islands).

4.	We note that we have not undertaken any investigation or verification of the factual statements made in the Registration Statement.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to reference to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Yours faithfully

WALKERS

10958118.3 F1854.121651

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The amended and restated Memorandum and Articles of Association, adopted pursuant to a special resolution of the Company dated 3 January 2014 (the “Memorandum and Articles of Association”).

2.	A copy of the signed minutes of meeting of the Board of Directors of the Company dated 16 December 2013 approving the adoption of each of the Plans and the issuance of the Shares thereunder (together, the “Resolutions”).

3.	Copies of the following documents (the “Documents”):

(a)	The Registration Statement on Form S-8 filed on January 23 2014 by the Company with the United States Securities and Exchange Commission (the “SEC”) registering the Shares under the Exchange Act (as filed and amended, the “Registration Statement”);

(b)	The CHC Group Ltd. 2013 Omnibus Incentive Plan in the form exhibited to the Registration Statement (the “OIP”);

(c)	The CHC Group Ltd. 2013 Employee Share Purchase Plan in the form exhibited to the Registration Statement (the “ESPP” and together with the OIP, the “Plans” and each a “Plan”);

(d)	The prospectus relating to the OIP (the “OIP Prospectus”);

(e)	The prospectus relating to the ESPP (the “ESPP Prospectus” and together with the OIP Prospectus, the “Related Prospectuses”); and

(f)	such other documents as we have deemed necessary to render the opinions set forth herein.

10958118.3 F1854.121651